AMENDMENT TO TRANSITION AGREEMENT
THIS AMENDMENT (the “Amendment”) is entered into as of January 1, 2018 (the “Effective Date”), by and among TriNet Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and William Porter (the “Executive”), as an amendment to the Transition Agreement dated September 30, 2016 (the “Original Agreement” and, together with the Amendment, the “Amended Agreement”).
NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:
1.    Extended Transition Period
a.    The “Transition Period” as defined in the Original Agreement shall end no later than June 30, 2018. The period from January 1, 2018 through the end of the Transition Period is referred to as the “Extended Transition Period”. The “Separation Date” as defined in the Original Agreement shall mean the last date of the Extended Transition Period.
b.    During the Extended Transition Period, the following shall govern Executive’s duties and compensation:
i.    The Executive will (x) receive a base salary of $10,000 per month (in lieu of any salary provided in the Original Agreement) and (y) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”); and (iii) Executive’s equity awards will continue to vest as provided in the applicable award agreements, including without limitation any performance-based awards for the fiscal period ending December 31, 2017 to the extent the performance goals are met in accordance with their terms.
ii.    Executive will not be eligible for bonus or new incentive awards. However, Executive will receive an annual performance bonus for 2017 in the amount of $297,000, payable at the same time as other bonuses for 2017 are paid.
iii.    Executive will be working three working days per week, but no less than 30 hours per week, and will report to Barrett Boston, Senior Vice President, Chief Revenue Officer.
iv.    Either party may terminate the Transition Period earlier than June 30, 2018 on 30 days’ written notice, for any or no reason, at any time.
2.    Benefits Upon Separation Date
a.    Following the Separation Date, Executive will remain eligible for the separation benefits set forth in Section 2(b)(i), (iii), (iv) and (v) of the Original Agreement, subject to the conditions set forth therein and, if applicable, to the payment timing requirements (in particular, the six-month delay) set forth in Section 6 of the Original Agreement. Executive understands and agrees that he will not receive any payment pursuant to Section 2(b)(ii) of the Original Agreement.
b.    Notwithstanding the foregoing, for the avoidance of doubt, for purposes of Section 2(b)(i) of the Original Agreement, the reference to his “then current base salary” shall be deemed to be his salary as in effect on the date of this Amendment, which is $410,000.
3.    Miscellaneous
a.    The Original Agreement shall otherwise remain in full force and effect as if all references to the Agreement therein refer to the Amended Agreement.
b.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles, rules or statutes of any jurisdiction.
c.    This Amendment may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Amendment may be delivered by .pdf, .jpeg or fax and will be accepted as an original.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date and year first set forth above.
TRINET GROUP INC.

By: ___/s/ Burton M. Goldfield
Its: President and Chief Executive Officer

EXECUTIVE

____/s/ William Porter___________
William Porter

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